Exhibit 1



                        AGREEMENT AND PLAN OF MERGER



                              by and between


                        MIV ACQUISITION CORPORATION


                                    and


                         MARK IV INDUSTRIES, INC.









Dated as of May 26, 2000



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TABLE OF CONTENTS
Page
ARTICLE I
THE MERGER
    SECTION 1.1   The Merger . . . . . . . . . . . . . . . . . . . . . . . . 1
             1.2  Conversion or Cancellation of Shares . . . . . . . . . . . 2
             1.3  Surrender and Payment. . . . . . . . . . . . . . . . . . . 3
             1.4  Dissenting Shares. . . . . . . . . . . . . . . . . . . . . 5
             1.5  Stock Options. . . . . . . . . . . . . . . . . . . . . . . 5
ARTICLE II
THE SURVIVING CORPORATION
    SECTION 2.1   Certificate of Incorporation . . . . . . . . . . . . . . . 6
             2.2  By-laws. . . . . . . . . . . . . . . . . . . . . . . . . . 6
             2.3  Directors and Officers . . . . . . . . . . . . . . . . . . 6
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
    SECTION 3.1   Corporate Existence and Power. . . . . . . . . . . . . . . 6
             3.2  Corporate Authorization. . . . . . . . . . . . . . . . . . 7
             3.3  Governmental Authorization . . . . . . . . . . . . . . . . 7
             3.4  Non-Contravention. . . . . . . . . . . . . . . . . . . . . 8
             3.5  Capital Stock. . . . . . . . . . . . . . . . . . . . . . . 8
             3.6  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . 9
             3.7  SEC Filings. . . . . . . . . . . . . . . . . . . . . . . .10
             3.8  Financial Statements . . . . . . . . . . . . . . . . . . .10
             3.9  Undisclosed Liabilities. . . . . . . . . . . . . . . . . .11
             3.10 Information in Disclosure Documents. . . . . . . . . . . .11
             3.11 Absence of Certain Changes . . . . . . . . . . . . . . . .11
             3.12 Litigation . . . . . . . . . . . . . . . . . . . . . . . .13
             3.13 Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . .13
             3.14 ERISA and Employment Matters . . . . . . . . . . . . . . .14
             3.15 Financial Advisers' Fees . . . . . . . . . . . . . . . . .16
             3.16 Environmental Laws and Regulations . . . . . . . . . . . .16
             3.17 Intellectual Property. . . . . . . . . . . . . . . . . . .17
             3.18 Compliance with Instruments and Laws . . . . . . . . . . .18
             3.19 Rights Agreement . . . . . . . . . . . . . . . . . . . . .18
             3.20 Title to Assets. . . . . . . . . . . . . . . . . . . . . .18
             3.21 Contracts. . . . . . . . . . . . . . . . . . . . . . . . .19
             3.22 Customers and Suppliers. . . . . . . . . . . . . . . . . .19

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             3.24 Prohibited Payments. . . . . . . . . . . . . . . . . . . .19
             3.25 Opinion of Financial Advisor . . . . . . . . . . . . . . .20
             3.26 Board Recommendation . . . . . . . . . . . . . . . . . . .20
             3.27 Required Company Vote. . . . . . . . . . . . . . . . . . .20

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

    SECTION 4.1   Corporate Existence and Power. . . . . . . . . . . . . . .20
             4.2  Corporate Authorization. . . . . . . . . . . . . . . . . .21
             4.3  Governmental Authorization . . . . . . . . . . . . . . . .21
             4.4  Non-Contravention. . . . . . . . . . . . . . . . . . . . .21
             4.5  Information in Disclosure Documents. . . . . . . . . . . .22
             4.6  Financial Advisers' Fees . . . . . . . . . . . . . . . . .22
             4.7  Financing. . . . . . . . . . . . . . . . . . . . . . . . .22

ARTICLE V

COVENANTS OF THE COMPANY

    SECTION 5.1   Conduct of Business. . . . . . . . . . . . . . . . . . . .22
             5.2  Stockholder Meeting; Proxy Material. . . . . . . . . . . .25
             5.3  Schedule 13E-3 . . . . . . . . . . . . . . . . . . . . . .25
             5.4  Acquisition Proposals. . . . . . . . . . . . . . . . . . .26
             5.5  Access to Information. . . . . . . . . . . . . . . . . . .27
             5.6  Tax Elections. . . . . . . . . . . . . . . . . . . . . . .27
             5.7  Benefit Plans. . . . . . . . . . . . . . . . . . . . . . .28
             5.8  Company Cooperation. . . . . . . . . . . . . . . . . . . .28
             5.9  Notice of Certain Events . . . . . . . . . . . . . . . . .29
             5.10 Resignation of Directors . . . . . . . . . . . . . . . . .29
             5.11 Financial Statements, Etc. . . . . . . . . . . . . . . . .29
             5.12 Debt Offers. . . . . . . . . . . . . . . . . . . . . . . .29

ARTICLE VI

COVENANTS OF MERGER SUB

    SECTION 6.1   Indemnification. . . . . . . . . . . . . . . . . . . . . .30
             6.2  Employee Benefits. . . . . . . . . . . . . . . . . . . . .31
             6.3  Matters Relating to the Bank Commitment Letter . . . . . .32

ARTICLE VII

COVENANTS OF MERGER SUB AND THE COMPANY

    SECTION 7.1   Reasonable Best Efforts. . . . . . . . . . . . . . . . . .32
             7.2  Certain Filings. . . . . . . . . . . . . . . . . . . . . .32
             7.3  Public Announcements . . . . . . . . . . . . . . . . . . .33
             7.4  Further Assurances . . . . . . . . . . . . . . . . . . . .33

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ARTICLE VIII

CONDITIONS TO THE MERGER

    SECTION 8.1   Conditions to the Obligations of Each Party. . . . . . . .33
             8.2  Conditions to the Obligations of Merger Sub. . . . . . . .34
             8.3  Condition to the Obligations of the Company. . . . . . . .35

ARTICLE IX

TERMINATION

    SECTION 9.1   Termination. . . . . . . . . . . . . . . . . . . . . . . .35
             9.2  Effect of Termination. . . . . . . . . . . . . . . . . . .36
             9.3  Fees, Expenses and Other Payments. . . . . . . . . . . . .37

ARTICLE X

MISCELLANEOUS

    SECTION 10.1 Notices. . . . . . . . . . . . . . . . . . . . . . . . . .38
            10.2 Non-Survival of Representations and Warranties . . . . . .39
            10.3 Amendments; No Waivers . . . . . . . . . . . . . . . . . .39
            10.4 Successors and Assigns . . . . . . . . . . . . . . . . . .40
           10.5 Entire Agreement;Governing Law;No Third Party Beneficiaries40
            10.6 Counterparts; Effectiveness. . . . . . . . . . . . . . . .40
            10.7 Invalidity . . . . . . . . . . . . . . . . . . . . . . . .40
            10.8 Titles . . . . . . . . . . . . . . . . . . . . . . . . . .40
            10.8 Knowledge. . . . . . . . . . . . . . . . . . . . . . . . .41

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER, dated as of May 26, 2000 (this "Agreement"), by and between MIV Acquisition Corporation, a Delaware corporation("Merger Sub"), and MARK IV INDUSTRIES, INC., a Delaware corporation (the "Company").
      A. This Agreement provides for the merger (the "Merger") of Merger Sub with and into the Company, with the Company as the surviving corporation in such merger, all in accordance with the provisions of this Agreement.

      B. The respective Boards of Directors of Merger Sub and the Company have approved this Agreement, and deemed it advisable and fair to and in the best interests of their respective companies and stockholders to consummate the Merger. The Company intends promptly to submit to its stockholders this Agreement for their consideration of, and vote on, the approval and adoption of this Agreement and the approval of the Merger upon the terms and conditions set forth in this Agreement.

      C. As a condition to Merger Sub entering into this Agreement, contemporaneously with the execution and delivery of this Agreement certain beneficial and record stockholders of the Company have entered into an agreement (the "Stockholder Voting Agreement") providing for certain actions relating to the shares of common stock, par value $0.01 per share, of the Company (the "Company Common Stock"), together with the rights(the "Rights") attached thereto pursuant to the Rights Agreement, dated as of May 17, 1995, between the Company and American Stock Transfer & Trust Company (the "Rights Agent") and the First Amendment to the Rights Agreement, dated as of May 19, 1999 (the "Rights Agreement") (each issued and outstanding share of Company Common Stock and the Rights attached thereto are referred to herein as a "Share" and collectively as the "Shares") owned by such stockholders.

     D. The parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and intending to be legally bound, the parties agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.1       The Merger.

            (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Merger Sub shall be merged upon the terms and subject to the conditions hereof with and into the Company in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), whereupon the separate existence of Merger Sub shall cease, and the Company shall be the surviving corporation. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation".

            (b) On the Closing Date, each of the Company and Merger Sub will cause a certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State Delaware as provided in Section 251 or Section 253 of the DGCL and will make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as is agreed upon by the parties hereto and specified in the Certificate of Merger (the "Effective Time").

            (c) From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

            (d)   The closing of the Merger (the "Closing") shall take place
(i) at the offices of Latham & Watkins, 885 Third Avenue, Suite 1000, New York, New York, 10022,at 10:00 A.M., local time, on the first business day on which the last of the conditions set forth in Article VIII hereof shall be satisfied or waived in accordance with this Agreement,or (ii) at such other place, time and date as Merger Sub and the Company shall agree. The date on which the Closing occurs is herein referred to as the "Closing Date".

      SECTION 1.2       Conversion or Cancellation of Shares

      At the Effective Time, by virtue of the Merger and without any action of the part of Merger Sub or the Company or the holder of any shares of Company Common Stock or any shares of common stock of Merger Sub:

            (a) each Share outstanding immediately prior to the Effective Time shall(except as otherwise provided in paragraph (b) of this Section 1.2 or as provided in Section 1.4 hereof with respect to Shares as to which dissenters' rights have been exercised) be converted into the right to receive from the Surviving Corporation $ 23.00 per Share, in cash, without interest (the "Merger Consideration"), upon surrender of the certificate formerly representing the Share as provided in Section 1.3;

            (b) each Share owned by Merger Sub or the Company or any other direct or indirect Subsidiary of Merger Sub or the Company immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

            (c) each share of common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (the "Surviving Corporation Common Stock") with the same rights, powers and privileges as the shares so converted.

      SECTION 1.3       Surrender and Payment.

            (a) Prior to the Effective Time, Merger Sub shall appoint as agent (the "Exchange Agent") a commercial bank or trust company, reasonably acceptable to the Company and having at least $50,000,000 in capital, surplus and undivided profits, for the purpose of exchanging certificates representing Shares for the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article I. Immediately prior to the Effective Time, Merger Sub shall deposit in trust with the Exchange Agent cash in an aggregate amount equal to the product of (i) the number of Shares outstanding immediately prior to the Effective Time (other than the Shares owned by Merger Sub or the Company and any direct or indirect subsidiary of Merger Sub or the Company, and Shares as to which dissenters' rights have been exercised as of the Effective Time) and (ii) the Merger Consideration (such amount being hereinafter referred to as the "Payment Fund"). The Payment Fund shall be invested by the Exchange Agent as directed by Merger Sub (so long as such directions do not impair the rights of the holders of Shares) in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, and any net earnings with respect thereto shall be paid to Merger Sub as and when requested by Merger Sub. The Exchange Agent shall, pursuant to irrevocable instructions, make the payments referred to in Section 1.3(b) out of the Payment Fund. The Payment Fund shall not be used for any other purpose except as provided herein. Promptly after the Effective Time, Merger Sub will send, or will cause the Exchange Agent to send, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares, other than holders of certificates which represent Shares canceled and retired pursuant to Section 1.2(b) hereof, (i) a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing Shares to the Exchange Agent) and (ii) instructions for use in effecting the surrender of certificates for payment therefor (the "Exchange Instructions").

            (b) Each holder of certificates representing Shares that have been converted into a right to receive the Merger Consideration which holders of such certificates are entitled to receive pursuant to this Article I, upon surrender to the Exchange Agent of a certificate or certificates representing such Shares, together with a properly completed and executed letter of transmittal covering such Shares and any other documents reasonably required by the Exchange Instructions, will promptly receive the Merger Consideration payable in respect of such Shares as provided in this Article I, without any interest thereon, less any required withholding of taxes, and the certificates so surrendered shall forthwith be canceled. Until so surrendered, each such certificate shall, and after the Effective Time,represent for all purposes only the right to receive such Merger Consideration except as otherwise provided herein or by applicable law.

            (c) If any certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration.

            (d) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the Shares represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. The Exchange Agent may make any tax withholdings required by law if not provided with the appropriate documents. For purposes of this Agreement, "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            (e) After the Effective Time the stock transfer books of the Company shall be closed and, thereafter, there shall be no further registration of transfers of Shares. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article I.

            (f) Any portion of the Payment Fund that remains unclaimed by the holders of Shares 180 days after the Effective Time (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it) shall be returned to the Surviving Corporation, upon demand, and any such holder of Shares who has not exchanged his or her Shares for the Merger Consideration in accordance with this Section
1.3 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of Shares (subject to abandoned property, escheat and other similar laws) as general creditors thereof. Notwithstanding the foregoing, the Surviving Corporation shall not be liable to any holder of Shares for an amount paid to a public official pursuant to applicable abandoned property, escheat or other similar laws.

            (g) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) to pay for Shares, for which dissenters' rights have been perfected shall be returned to Merger Sub, upon demand.
            (h) All cash paid upon the surrender for exchange of certificates formerly representing Shares in accordance with the terms of this
Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such certificates.

      SECTION 1.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger and who has delivered a written demand for appraisal of such Shares in accordance with Section 262 of the DGCL (the "Dissenting Shares") shall not be converted into the right to receive the Merger Consideration as provided in
Section 1.2 hereof, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal and payment under the DGCL. Such holder shall be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of the DGCL, provided that such holder complies with the provisions of Section 262 of the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or otherwise loses such holder's right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, without interest thereon. The Company shall give Merger Sub prompt notice of any demands received by the Company for appraisal of Shares, and, prior to the Effective Time, Merger Sub shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 1.5       Stock Options.

            (a) Except as otherwise agreed to in writing between the Company and the holder of any outstanding options to purchase Company Common Stock ("Options"), and as consented to by Merger Sub, immediately prior to the Effective Time, each outstanding Option granted under the Company's Incentive Stock Option Plans whether or not then exercisable, shall be canceled by the Company, and at the Effective Time, the former holder thereof shall receive from the Company in consideration for such cancellation an amount in cash equal to the product of (i) the number of Shares previously subject to such Option and (ii) the excess, if any, of the Merger Consideration over the exercise price per share, if any, previously subject to such Option, reduced by the amount of withholding or other taxes required by law to be withheld (the "Net Value"); provided, however, that with respect to the individuals listed on Schedule 1.5 (as such schedule may be amended by Merger Sub, with the consent of any affected individual, from time to time prior to the Effective Time), Options held by each such individual representing an aggregate Net Value of not less than the amount set forth opposite such person's name on Schedule 1.5 shall be retained and shall not be cancelled.

            (b) Except as provided herein or as otherwise agreed by the parties, the Company's Incentive Stock Option Plans and any provision under all other plans, programs or arrangements providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall terminate as of the Effective Time, and the Company shall ensure that following the Effective Time, no current or former employee or director shall have any Option to purchase Shares or any other equity interest in the Company under any of the Company's Incentive Stock Option Plans.

            (c) Prior to the Effective Time, the board of directors of the Company (the "Board of Directors") (or, if appropriate, any committee administering the Company's Incentive Stock Option Plans) shall adopt such resolutions or take such actions as are necessary to carry out the terms of this Section 1.5.

ARTICLE II

THE SURVIVING CORPORATION

      SECTION 2.1 Certificate of Incorporation. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time shall become the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law, except that the name of the Surviving Corporation shall remain "Mark IV Industries, Inc."

      SECTION 2.2 By-laws. At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of Merger Sub in effect immediately prior to the Effective Time shall become the by-laws of the Surviving Corporation until amended in accordance with applicable law.

      SECTION 2.3 Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law or their earlier death, resignation or removal,
(a) the directors of Merger Sub at the Effective Time shall become the directors of the Surviving Corporation and (b) the officers of the Company at the Effective Time shall become the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company hereby represents and warrants to Merger Sub that, except as set forth in the disclosure schedule delivered to Merger Sub concurrently with this Agreement, which shall make reference to the particular Section of this Agreement to which such disclosure relates (the "Company Disclosure Schedule"):

      SECTION 3.1       Corporate Existence and Power.

            (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would not, either individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is not in default under or in violation of any provision of its certificate of incorporation or by-laws. For purposes of this Agreement, "Material Adverse Effect" or "Material Adverse Change" means with respect to the Company any change, circumstance, event or effect that, individually or in the aggregate with all other changes, circumstances, events and effects, is materially adverse to
(i) the business, operations, liabilities, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (as defined herein), taken as a whole, other than any change or effect arising out of general economic conditions, or (ii) the right or ability of the Company or its Subsidiaries to consummate any of the transactions contemplated by this Agreement.

            (b) The Company has previously made available to Merger Sub true and complete copies of the certificate of incorporation and by-laws of the Company, as currently in effect.

      SECTION 3.2 Corporate Authorization. The Company has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. Subject only to the approval of this Agreement and the transactions contemplated hereby by the majority of all the votes entitled to be cast on the Merger by the holders of the Shares, the consummation by the Company of the transactions contemplated hereby has been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies.

      SECTION 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions (including the Merger) contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any governmental body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with the DGCL; (b) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); (c) compliance with any applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations promulgated thereunder;
(d) state securities or "blue sky" laws; (e) such filings, consents, approvals, orders, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets; and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not, either individually or in the aggregate, have a Material Adverse Effect.

      SECTION 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, assuming compliance with the matters referred to in Section 3.3 hereof and subject to
Section 7.2 hereof, (a) conflict with or violate any provision of the certificate of incorporation or by-laws of the Company or any of its Material Subsidiaries, (b) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the

Company or any Subsidiary, (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to the Company or any Subsidiary) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of the Subsidiaries is a party or any of their respective properties or assets may be bound or under any permit relating to the operation of the business of the Company or any of the Subsidiaries, or
(d) result in the creation or imposition of any Lien (as defined below) on any asset of the Company or any of the Subsidiaries, with such exceptions with respect to the matters referred to in clauses (b)through (d) as would not, either individually or in the aggregate, have a Material Adverse
Effect. For purposes of this Agreement, "Lien" means, with respect to any asset, any mortgage, lien, pledge, claim, security interest or encumbrance of any kind in respect of such asset. For purposes of this Agreement, the term "Material Subsidiary" means any Subsidiary of the Company that constitutes a "significant subsidiary" (as such term is defined in Section 1.02(v) of Regulation S-X of the SEC) of the Company; provided, however that for purposes of this definition, all references in Section 1.02(v) to 10% shall be deemed to be 2%.

      SECTION 3.5       Capital Stock.

            (a) The authorized capital stock of the Company consists of 10,000,000 shares of preferred stock, par value $.01 per share (none of which are issued or outstanding), and 200,000,000 shares of Company Common Stock. As of May 26, 2000, there were (i)44,361,427 shares of Company Common Stock outstanding, (ii) an aggregate of 8,380,952 shares of Company Common Stock reserved for issuance upon conversion of the Company's outstanding 4 3/4 % Convertible Notes, due 2004 (the "4 3/4% Notes"), and (iii) an aggregate of 2,445,634 shares of Company Common Stock reserved for issuance upon exercise of outstanding Options pursuant to the Incentive Stock Option Plans. The Company Disclosure Schedule sets forth a list of the holders and the exercise prices for all outstanding Options. Other than the 4 3/4 % Notes, the Company has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

            (b) All outstanding Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except as set forth in paragraph(a) of this Section 3.5 and the Rights, no Stock Rights (as defined below) are authorized,issued or outstanding with respect to the capital stock of the Company. Except as set forth in paragraph
(a) of this Section 3.5 and except for changes since May 26, 2000 resulting from the exercise of Stock Options outstanding on such date, there are (x) no shares of capital stock or other voting securities of the Company, (y) no securities of the Company or any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, and (z) no options or other rights to acquire from the Company or any Subsidiary of the Company, and no obligation of the Company or any Subsidiary of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities (or cash or other property in lieu of such stock or securities) of the Company

(the items in clauses (x), (y) and (z) being referred to collectively as the "Company Securities"). There are no outstanding obligations of the Company or any Subsidiary of the Company to repurchase, redeem or otherwise acquire any Company Securities. As of the Effective Time, the Surviving Corporation will have no obligation to issue, transfer or sell any shares of capital stock or other securities of the Company or the Surviving Corporation except for any such obligations entered into or approved by Merger Sub. Schedule 3.5
(b) sets forth the total amount of indebtedness for borrowed money and the total amount of cash on hand of the Company and its Subsidiaries on a consolidated basis as of April 30, 2000. For purposes of this Agreement, "Stock Rights" mean (i) subscriptions, calls, warrants, options, rights and other arrangements or commitments of any kind which obligate an entity to issue or dispose of any of its capital stock or other equity securities,
(ii) securities convertible into or exercisable or exchangeable for shares of capital stock or other equity securities, and (iii) stock appreciation rights, performance units and other similar stock based rights whether they obligate the issuer thereof to issue stock or other securities or to pay cash.

            (c) Other than the Stockholder Voting Agreement, the Company is not a party to any stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company, and to the knowledge of the Company, there are no such agreements, trusts, proxies, other agreements or understandings with respect to which the Company is not a party.

      SECTIONS 3.6      Subsidiaries.

            (a) Schedule 3.6 lists each subsidiary of the Company and its jurisdiction of organization (collectively, the "Subsidiaries"). Except as set forth on Schedule 3.6, the Company owns, directly or indirectly, all of the outstanding capital stock (or other ownership interests) of each of the Subsidiaries. Except as shown on Schedule 3.6, the Company is the beneficial owner of all of the outstanding shares of capital stock of each Subsidiary, free and clear of any and all Liens. Except as shown on Schedule 3.6, the Company and its Subsidiaries have no investments(whether through acquisition of an equity interest or otherwise) in any other person, joint venture, business, corporation, partnership, trust or other entity with a fair market value in excess of $25.0 million. All of the shares of capital stock of each Material Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, were issued and sold in accordance with federal and applicable state securities laws and were not issued in violation of any preemptive or other similar rights. Except as set forth on Schedule 3.6, there are no (i) Stock Rights of any of the Subsidiaries or (ii) commitments or obligations of any kind or character for (A) the issuance of capital stock or Stock Rights of any of the Subsidiaries or (B) the repurchase, redemption or other acquisition of any capital stock or Stock Rights of any of the Subsidiaries. There are no stockholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock or Stock Rights of any of the Subsidiaries.

            (b) Each of the Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would either individually or in the aggregate, have a Material Adverse Effect. Each of the Subsidiaries has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company has made available to Merger Sub true, correct and complete copies of each of its Material Subsidiaries' certificate of incorporation and by-laws (in each case, as amended to date). None of the Subsidiaries is in default under or in violation of any provision of its certificate of incorporation or by-laws.

      SECTIONS 3.7      SEC Filings.

            (a) Since March 1, 1997, the Company has timely filed all forms, reports, statements, schedules and other documents (the "Company Filings") with the Securities and Exchange Commission (the "SEC") required to be filed by the Company pursuant to the federal securities laws. As of their respective dates, the Company Filings (i) complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act, as applicable, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not false or misleading.

            (b) The Company has previously delivered or made available to Merger Sub (i) its annual report on Form 10-K for the fiscal year ended February 29, 2000, (ii) its proxy statement relating to the meeting of the stockholders of the Company held on July 14, 1999 and (iii) all of its other forms, reports, statements, schedules and other documents filed with the SEC under the Exchange Act since March 1, 2000 (the items described in clauses
(i), (ii) and (iii) are collectively referred to as the "Recent Filings").

      SECTION 3.8 Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Recent Filings (the "Financial Statements") or incorporated by reference, (i) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto; (ii) have been prepared in accordance with United States generally accepted accounting principles, consistently applied throughout the periods covered thereby, and sound bookkeeping practices and (iii) fairly present, in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof, and their consolidated results of operations, stockholders' equity and cash flows for the periods then ended (except (x) in the case of unaudited interim statements, normal year-end adjustments and the absence of notes and (y) as otherwise indicated in such financial statements and the notes thereto).

      SECTION 3.9 Undisclosed Liabilities. Except as set forth in the Financial Statements, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, contingent or otherwise) which would be required to be reflected on a balance sheet or in the notes thereto, prepared in accordance with United States generally accepted accounting principles, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since February 29, 2000 which would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 3.10 Information in Disclosure Documents. The proxy statement (the "Proxy Statement") to be mailed to the stockholders of the Company in connection with the special meeting of the stockholders of the Company (the "Special Meeting") in connection with the Merger and the transactions contemplated hereby and the Schedule 13E-3, if filed, and any amendment thereof or supplement thereto (excluding any information supplied in writing by Merger Sub specifically for inclusion therein), when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and in the case of the Schedule 13E-3, when and if filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading, and shall comply, in all material respects as to form, with all requirements of the Securities Act and the Exchange Act, as applicable.

      SECTION 3.11 Absence of Certain Changes. Except as disclosed in the Recent Filings, as contemplated by this Agreement or as set forth in
Section 3.11 to the Company Disclosure Schedule, since February 29, 2000, the Company and its Subsidiaries have conducted their business in the ordinary course in accordance with their customary practices, and there has not been:

            (a) any event or occurrence which has had, individually or in the aggregate, a Material Adverse Effect;

            (b) except for quarterly dividends, any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of the Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company;

            (c) any revaluation by the Company or any of its Subsidiaries of any of their respective material assets, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business in accordance with their customary practices that have not had a Material Adverse Effect;

            (d) any incurrence, assumption or guarantee by the Company or any of the Subsidiaries of any outstanding amount of indebtedness for borrowed money, other than in the ordinary course of business in accordance with their customary practices, or any loan or advance by the Company or any of the Subsidiaries to any other person, other than advances consistent with their customary practices that are not material;

            (e) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of the Material Subsidiaries relating to their respective material assets or businesses (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of the Material Subsidiaries of any material contract or other material right, other than transactions and commitments in the ordinary course of business in accordance with their customary practices;

            (f) any damage, destruction or other casualty loss (whether or not covered by insurance) that has resulted in a Material Adverse Effect;

            (g) except as required by generally accepted accounting principles or applicable law in any relevant jurisdiction applicable to the Company or its Subsidiaries, any change in any method of accounting or accounting practice or policy or application thereof by the Company or any of the Subsidiaries;

            (h) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to their directors, officers, employees or consultants, except increases occurring in the ordinary course of business in accordance with their customary practices which are not material;

            (i) any increase in (or commitment, oral or written, to increase) the rate or terms (including, without limitation, any acceleration of the right to receive payment) any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any director, officer, employee or consultant of the Company or any of its Subsidiaries, except increases occurring in the ordinary course of business in accordance with their customary practices which are not material;

            (j) any entry by the Company or any of its Material Subsidiaries into any collective bargaining agreement, or any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Material Subsidiaries, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

            (k) any waiver of any material benefits of, or agreement to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Material Subsidiary is a party.

      SECTION 3.12 Litigation. Except as disclosed in the Recent Filings, there is no claim, action, suit, investigation or proceeding pending or, to the Company's knowledge, threatened against or relating to, the Company or any of its Subsidiaries or any of their respective properties or assets before (or which could properly be brought before) any court or arbitrator or any governmental or regulatory body, agency or official which
(i) could reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or (ii) in any manner challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction, settlement agreement or decree which could (i) reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) prevent or delay the Merger or any of the other transactions contemplated hereby.

      SECTION 3.13      Taxes.

            (a) (i) All Tax returns and reports (including information returns and reports) and amended or substituted returns and reports required to be filed with any Taxing Authority prior to the Effective Time by or on behalf of the Company or any Material Subsidiary (collectively, the "Returns"), have been or will be filed when due in accordance with all applicable laws (including any extensions of such due date); (ii) as of the time of filing, the Returns correctly reflected (and, as to any Returns not filed as of the date hereof, will correctly reflect) the income (or other measure of Tax) and any other information required to be shown therein;
(iii) the Company and its Subsidiaries have timely paid, withheld or made provision for all Taxes shown as due and payable on the Returns that have been filed; (iv) the Company and its Subsidiaries have made or will have made all required estimated Tax payments due on or before the Effective Time;
(v) the charges, accruals and reserves for deferred and contingent Taxes reflected on the books of the Company and its Subsidiaries are adequate to cover such Taxes; (vi) neither the Company nor any of its Subsidiaries is delinquent in the payment of any Tax or has requested any extension of time within which to file or send any Return, which Return has not since been filed or sent; (vii) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Returns; (viii) to the Company's knowledge, there are no pending or threatened claims against or with respect to the Company or any of its Subsidiaries in respect of any Tax or assessment; and (ix) there are no Liens for Taxes upon the assets of the Company or any of its Subsidiaries, except Liens for current Taxes not yet due, except in the cases of clauses (ii) through (ix) of this Section 3.13(a), for such items as would not, individually or in the aggregate, have a Material Adverse Effect. Capitalized terms used in this
Section 3.13(a) and not defined in this Section 3.13(a) or elsewhere in this Agreement have the meanings assigned to them in Section 3.13(b) hereof.

            (b) For the purposes of this Agreement, "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means (i) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding on amounts paid to or by the Company or any of its Subsidiaries, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign), (ii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause
(i) of this paragraph (b) as a result of being a member of an affiliated, consolidated, combined or unitary group for any Taxable period and (iii) liability of the Company or any of its Subsidiaries for the payment of any amounts of the type described in clause (i) or (ii) of this paragraph (b) as a result of any express or implied obligation to indemnify any other Person.

      SECTION 3.14      ERISA and Employment Matters.

            (a) The Company Disclosure Schedule sets forth a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and which are subject to ERISA) (each, a "Pension Plan"), all material "employee welfare benefit plans" (as defined in Section 3(1) of ERISA and which are subject to ERISA) (each, a "Welfare Plan"), all material bonus, deferred compensation, incentive compensation, excess benefit, stock, stock option, severance, termination pay, change in control compensation, death benefit and fringe benefit plans, and all material employment agreements maintained, sponsored, administered or contributed to by the Company or any of its Material Subsidiaries or with respect to which the Company or any of its Material Subsidiaries has any material liability for the benefit of any current or former employee or other beneficiary, except in each case for any plan or agreement providing for benefits which are required pursuant to any federal, state, local or foreign law or regulation, (collectively, the "Plans"). Except as set forth on the Company Disclosure Schedule, no Plan is or at any time within the six calendar years preceding the date of this Agreement has been a "multiemployer plan" within the meaning of Section 3(37) of ERISA which is subject to Title IV of ERISA. Within 10 business days following the date hereof, the Company Disclosure Schedule shall set forth all material collective bargaining agreements covering employees of the Company or any Material Subsidiary within North America.

            (b) With respect to each Plan (to the extent applicable), the Company has provided or made available, or will provide or make available prior to the consummation of the Offer, to Merger Sub, true and complete copies of (i) the current Plan documents, including all amendments, (ii) each trust agreement relating to such Plan, (iii) the most recent annual report (Form 5500 Series) required to be filed with the IRS, (iv) the most recent summary plan description, (v) the most recent actuarial report or valuation and (vi) the most recent determination letter issued by the IRS.

            (c) All Plans have been administered in all material respects in compliance with their terms and with the requirements of any applicable law, including, but not limited to ERISA and the Code.

            (d) No Pension Plan subject to Title IV of ERISA for which the Company or a Material Subsidiary of the Company was the contributing sponsor was terminated within six years prior to the date hereof, or was terminated more than six years prior to the date hereof unless the Company has no material contingent or actual liability with respect to such plan as of the date hereof (other than in a standard termination pursuant to Section 4041 of ERISA). Neither the Company nor any of its Material Subsidiaries has engaged in a transaction that may give rise to liability under Sections 4064 or 4069 of ERISA. Neither the Company nor any Material Subsidiary is subject to any lien imposed under Section 412(n) of the Code or Section 302(f) of ERISA, whichever may apply, with respect to any Pension Plan. Neither the Company nor any Material Subsidiary has any material liability for unpaid contributions with respect to any Pension Plan. Neither the Company nor any Material Subsidiary is required to provide security to a Pension Plan which covers or has covered employees or former employees of the Company under
Section 401(a)(29) of the Code. Each Pension Plan and each related trust agreement, annuity contract or other funding instrument which covers or has covered employees or former employees of the Company and intended to be qualified and tax-exempt under the provisions of Code Sections 401(a) and 501(a) has received a determination letter that it is so qualified and the Company has no knowledge of any facts which would adversely affect its qualified status. The Company has paid all premiums (and interest charges and penalties for late payment, if applicable) due the PBGC with respect to each Pension Plan for each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the PBGC regulations under such Section) with respect to any Pension Plan as to which the reporting requirement has not been waived. No filing has been made by the Company or any Material Subsidiary with the PBGC, and no proceeding has been commenced by the PBGC, to terminate any Pension Plan, except for any Plan terminated under the standard termination provisions of Section 4041 of ERISA. No condition exists and no event has occurred that could constitute grounds for the termination of any Pension Plan by the PBGC. With respect to any "multiemployer plan" (as defined in Section 3(37) or 4001(a)(1) of ERISA) to which the Company or any Material Subsidiary contributes or with respect thereto has any liability and which is subject to Title IV of ERISA, no event has occurred in connection with which the Company or any Material Subsidiary could have any liability that would have a Material Adverse Effect.

            (e) Neither the Company nor any of its Material Subsidiaries, nor, to the knowledge of the Company, any trustee or administrator of any Plan, has engaged in a "prohibited transaction," as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA that could give rise to any material tax or penalty under Section 4975.

            (f)   At the end of its most recent plan year, each Plan to which
Section 412 of the Code or Section 302 of ERISA is applicable satisfied the minimum funding standards provided for in such Section and all required installments (within the meaning of Section 412(m) of the Code or Section 302(e) of ERISA), the due date for which is after the end of the most recent plan year but prior to the date hereof, have been made.

            (g) Each Welfare Plan which covers or has covered employees or former employees of the Company and which is a "group health plan," as defined in Section 607(1) of ERISA, has been operated in compliance in all material respects with provisions of Part 6 of Title I, Subtitle B of ERISA and Sections 162(k) and 4980B of the Code at all times.

            (h) With respect to any plan covering employees or former employees of any Subsidiary organized under the laws of or doing business in any country other than the United States which if maintained or administered in or otherwise subject to the laws of the United States would be an "employee pension benefit plan" as defined in Section 3(2) of ERISA (except for any such plan providing for benefits which are required pursuant to any foreign law or regulation), to the knowledge of the Company, each such plan has been maintained in all material respects in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including without limitation any special provisions relating to the tax status of contributions to, earnings of or distributions from such plans where each such plan was intended to have such tax status) and has been maintained in good standing with applicable regulatory authorities.

            (j) The representations and warranties set forth in Sections 4.12(d) and (f) are also true with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) maintained, sponsored, administered or contributed to by any entity which is in the same "controlled group" (as defined in Section 4001(a) (14) of ERISA or Section 414(b), (c),
(m) or (o) of the Code) as the Company or any Material Subsidiary of the Company.

      SECTION 3.15      Financial Advisers' Fees.  Except for Bear, Stearns
& Co. Inc. (the "Financial Advisor"), whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company, any Subsidiary of the Company, Merger Sub or any of their affiliates as a result of consummation of the transactions contemplated by this Agreement. A true and correct copy of the engagement letter between the Company and the Financial Advisor has been provided to Merger Sub.

      SECTION 3.16      Environmental Laws and Regulations.

            (a) Except as disclosed in the Recent Filings, (i) the Company and each of its Subsidiaries is in compliance with all applicable, federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliance that individually or in the aggregate would not have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; and (ii) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law (an "Environmental Claim"); and (iii) to the knowledge of the Company, there have been no releases of hazardous substances at any facility owned or operated at any time by the Company or its current or former subsidiaries, the response costs for which, individually or in the aggregate, would have a Material Adverse Effect.

            (b) Except as disclosed in the Recent Filings, there are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law. To the knowledge of the Company, no facts exists which reasonably would form the basis for any such Environmental Claim.

            (c) To the Company's knowledge, there are no currently effective consent decrees, consent orders, judgements, judicial or administrative orders or agreements (other than permits) with or Liens by, any governmental authority relating to any Environmental Law which regulate, obligate or bind the Company or its Subsidiaries.

      SECTION 3.17      Intellectual Property.

            (a) The Company or one of its Subsidiaries is the owner of or has sufficient rights to use all items of intangible property, including, without limitation, trademarks and service marks (whether or not registered or applied for registration), trade names, brand names, patents, patent applications, inventions (whether or not patented), trade secrets, know-how, domain names, copyrights (whether or not registered or applied for registration), and all other items of intangible property (collectively, "Intellectual Property"), which individually or in the aggregate are material to the business of the Company and its Subsidiaries as currently conducted, taken as a whole, free and clear of any liens or encumbrances. The Company or one of its Subsidiaries is the owner of, has sufficient rights to use, or is a licensee under a valid license for, all Intellectual Property which is used in the business of the Company or its Subsidiaries as currently conducted, except where the failure to own or have sufficient rights to use or have a valid license to such Intellectual Property would not have a Material Adverse Effect. Except as set forth on Schedule 3.17(a), there are no claims pending or, to the Company's knowledge, threatened, that the Company or any of its Subsidiaries is infringing or in violation of any Intellectual Property of any third party which is reasonably likely to have a Material Adverse Effect. To the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, or violated in any material respect any Intellectual Property rights of the Company which could be expected to have a Material Adverse Effect. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of the Intellectual Property. All payments, including maintenance fees, and all filings and registrations have been made with respect to the Intellectual Property so as to maintain the Intellectual Property in full force and effect.

            (b) Without limiting the generality of the foregoing, Mark IV Industries Limited/Industries Mark IV Limitee, one of the Company's Subsidiaries, is the licensee under that certain Patent License and Technology Transfer Agreement, dated September 2, 1987, with EID Electronic Identification Systems, Ltd., as licensor (the "IVHS License"), and has valid and exclusive rights to the technology and intellectual property licensed to it thereunder. The Company has delivered to Merger Sub a true, correct and complete copy of the IVHS License, together with all amendments, modifications or supplements thereto to date. All royalty and other payments due under the IVHS License have been timely paid in accordance with the terms thereof.
There are no claims pending or, to the Company's knowledge, threatened involving the Company or any of its Material Subsidiaries relating to the IVHS License or the technology and intellectual property licensed thereunder. To the Company's knowledge, no party to the IVHS License is in breach thereof.

      SECTION 3.18 Compliance with Instruments and Laws. Neither the Company nor any of its Subsidiaries is, or has received any written notice to the effect that it is (or that the manner in which any of them conducts its business is), in breach or violation of, or in default under, any term or provision of (i) its certificate of incorporation and by-laws, (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which it is a party or by which it is or may be bound or to which any of its properties or assets is or may be subject, the effect of which breach or default, either individually or in the aggregate, would have a Material Adverse Effect, or (iii) except as disclosed pursuant to any other Section of this Article III, any law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to the Company or any of its Subsidiaries or of any arbitrator, court, regulatory body, administrative agency or any other governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or any of their respective properties or assets and the effect of which breach, violation or default, either individually or in the aggregate, would have a Material Adverse Effect.

      SECTION 3.19 Rights Agreement. The Company has taken all actions necessary to render the Rights issued pursuant to the terms of the Rights Agreement inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

      SECTION 3.20 Title to Assets. The Company and its Subsidiaries own, or have valid leasehold or license interests in, all assets used in the conduct of their business except where the absence of such ownership, leasehold or license interests would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 3.21      Contracts.

            (a) The Company Disclosure Schedule sets forth a list of all contracts of the Company and its Subsidiaries (i) that are material to the business, operation, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, (ii) required to be disclosed pursuant to Item 601 of Regulation S-K of the SEC, or (iii) that are non-competition or similar contracts that restrict the geographic or operational scope of the Company's or its Material Subsidiaries' business or the ability of the Company or its Material Subsidiaries' to enter into new lines of business (other than (A) exclusive distribution agreements providing for the right of a person to sell the products of the Company and its Subsidiaries on an exclusive basis within a defined territory, (B) sales agreements for private label products which restrict the Company and its Subsidiaries from selling such products to other persons and (C) other similar sales or distribution contracts entered into in the ordinary course of business) (together, the "Significant Contracts"). Prior to the date hereof, the Company has made available to Merger Sub true copies of each Significant Contract.

            (b) Except as set forth in the Company Disclosure Schedule, with respect to each Significant Contract, (i) there is no default by the Company or its Subsidiaries or, to the knowledge of the Company, any other party to any Significant Contract which, individually or in the aggregate, would constitute a Material Adverse Effect, and (ii) such Significant Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto, is in full force and effect and is enforceable against the Company or its Subsidiaries and, to the knowledge of the Company, against each other party thereto in accordance with its terms, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity.

      SECTION 3.22 Customers and Suppliers. The Company Disclosure Schedule sets forth a true and correct list of (a) the 10 largest customers of the Company and its Subsidiaries, on a consolidated basis, in terms of sales during the twelve months ended February 29, 2000, and (b) the 10 largest suppliers of the Company and its Subsidiaries, on a consolidated basis, in terms of purchases in the twelve months ended February 29, 2000.

      SECTION 3.23 Prohibited Payments. To the knowledge of the Company, the Company and its Subsidiaries have not, directly or indirectly, (a) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction, (b) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of the Company and its Subsidiaries for any reason, (c) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local or foreign public office or (d) paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of the Company or its Subsidiaries, which the Company or its Subsidiaries knows or has reason to believe to have been illegal under any federal, state or local laws (or any rules or regulations thereunder) of the United States or any other country having jurisdiction.

      SECTION 3.24 Opinion of Financial Advisor. The Company has received the opinion of the Financial Advisor on the date of this Agreement, to the effect that, as of such date, the consideration to be received in the Merger by the Company's stockholders (other than the individuals listed on Schedule 1.5) is fair to such holders from a financial point of view and a signed copy of which opinion shall be delivered to Merger Sub upon receipt by the Company.

      SECTION 3.25 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by unanimous vote of the directors present at the meeting (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, taken together are fair to and in the best interests of the stockholders of the Company and has taken all actions necessary on the part of the Company to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Merger and the Stockholder Voting Agreement and (ii) resolved to recommend that the holders of the Shares approve this Agreement and the transactions contemplated herein, including the Merger.

      SECTION 3.26 Required Company Vote. The affirmative vote of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby. There is no vote of the holders of any class or series of the Company's securities necessary to approve the Stockholder Voting Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF MERGER SUB

      Merger Sub hereby represents and warrants to the Company that, except as set forth in the disclosure schedule delivered to the Company concurrently with this Agreement, which shall state with particularity the representation and warranty herein, including section reference, to which such disclosure relates (the "Merger Sub Disclosure Schedule"):

      SECTION 4.1 Corporate Existence and Power. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would not, either individually or in the aggregate, have a material adverse effect on Merger Sub. Merger Sub has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement or in connection with arranging any financing required to consummate the transactions contemplated hereby.

      SECTION 4.2 Corporate Authorization. Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby. The consummation by Merger Sub of the transactions contemplated hereby has been duly authorized by all requisite corporate action on the part of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub and constitutes a valid and binding agreement of each of Merger Sub, enforceable against Merger Sub in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting generally the enforcement of creditors' rights and by the availability of equitable remedies.

      SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby require no consent, waiver, agreement, approval, permit or authorization of, or declaration, filing, notice or registration to or with, any federal, state, local or foreign governmental or regulatory body, agency, official or authority other than (a) the filing of the Certificate of Merger in accordance with the DGCL, (b) compliance with any applicable requirements of the HSR Act, (c) compliance with any applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, (d) state securities or "blue sky" laws,
(e) such filings, registrations and declarations as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any assets, and (f) such other actions, filings, approvals and consents, the failure to make or obtain which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

      SECTION 4.4 Non-Contravention. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of the charter or by-laws of Merger Sub, (b) contravene or conflict with any provision of law, statute, rule, regulation, ordinance, code, judgment, injunction, order or decree binding upon or applicable to Merger Sub, or (c) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of material benefits to Merger Sub) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Merger Sub is a party or by which any of its properties or assets may be bound, with such exceptions with respect to the matters refer to in clause (c) as would not reasonably be expected to prevent the consummation of the transactions contemplated hereby, including the Merger.

      SECTION 4.5 Information in Disclosure Documents. The information supplied by Merger Sub for inclusion in the Proxy Statement and the Schedule 13E-3, if filed, and any amendment thereof or supplement thereto, when, in the case of the Proxy Statement, mailed and at the time of the Special Meeting, and in the case of the Schedule 13E-3, when and if filed, shall not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing, Merger Sub makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

      SECTION 4.6 Financial Advisers' Fees. Unless the Merger is consummated, the Company will not be responsible for the payment of any fees or commissions of any investment banker, broker, finder or other intermediary which has been retained by or is authorized to act an behalf of Merger Sub who might be entitled to any fee or commission upon consummation of the transactions contemplated by this Agreement.

      SECTION 4.7 Financing. Merger Sub is a newly formed corporation which has conducted no business other than in connection with the transactions contemplated by this Agreement. Merger Sub has executed a bank commitment letter (the "Commitment Letter") and letters with respect to equity and other financing (the "Equity Letters," and together with the Commitment Letter, the "Financing Letters"). Assuming full funding under the Commitment Letter and the Equity Letters, Merger Sub would have sufficient funds to consummate the transactions contemplated hereby, including without limitation, the payment of the Merger Consideration and the obligations of the debt offerings described in Section 5.12 of this Agreement, to the extent consummated, and the payment of the related fees and expenses (the "Financing"). Merger Sub has delivered true, correct and complete copies of the Commitment Letter and the Equity Letters to the Company. Each of the Commitment Letter and the Equity Letters is in full force and effect as of the date hereof. Merger
Sub is not, as of the date hereof, aware of any fact, occurrence or condition that would cause the Commitment Letter or the Equity Letters to be terminated or ineffective or any of the conditions contained therein not to be met.

ARTICLE V

COVENANTS OF THE COMPANY

      SECTION 5.1 Conduct of Business. From the date hereof until the Closing, except as contemplated by this Agreement, as disclosed in Section
5.1 to the Disclosure Schedule, or except as consented to in writing by Merger Sub, the Company and the Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their reasonable best efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and key employees. Without limiting the generality of the foregoing, from the date hereof until the Closing:

            (a) the Company will not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or redeem, purchase or otherwise acquire any shares of capital stock of the Company or any Subsidiary of the Company, (other than regular quarterly dividends not in excess of $.0625 per share of Company Common Stock made in the ordinary course consistent with past practice or dividends from any Subsidiary of the Company to the Company or any other Subsidiary of the Company);

            (b) the Company will not, and will not permit any of its Subsidiaries to, issue, deliver, sell, pledge or otherwise encumber any shares of capital stock, any security convertible into or exchangeable for capital stock or any option, warrant or other right to acquire capital stock (other than the issuance of Shares pursuant to outstanding Options and grants of restricted stock outstanding on the date hereof);

            (c) neither the Company nor any of its Subsidiaries will adopt or propose any change in its certificate of incorporation or by-laws;

            (d) the Company will not, and will not permit any of its Subsidiaries to, authorize, propose or announce an intention to authorize or propose, or enter into an agreement with respect to, any merger, consolidation or business combination (other than the Merger), or any acquisition or disposition of assets or securities;

            (e) the Company will not, and will not permit any of its Subsidiaries to, split, combine, subdivide or reclassify any shares of its capital stock;

            (f) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any material assets or property, except pursuant to existing contracts or commitments or in the ordinary course business consistent with past practice;

            (g) the Company will not, and will not permit any of its Subsidiaries to, (i) incur, create, assume or otherwise become liable for borrowed money or assume, guarantee, endorse or otherwise become responsible or liable for the obligations of any other individual, corporation or other entity or (ii) make any loans or advances to any other person or entity, except in the case of clause (i) for borrowings under existing credit facilities in the ordinary course of business and, except in the case of clause (ii) for advances to employees consistent with past practice which are not material;

            (h) the Company will not, and will not permit any of its Subsidiaries to, create, assume or incur any Lien on any material asset of the Company or any Subsidiary of the Company;

            (i) except as required by law, the Company will not, and will not permit any of its Subsidiaries to (i) grant or make any change in control, severance or termination payments to any officer or employee of the Company or any of its Subsidiaries, except pursuant to plans or agreements in existence on the date hereof and set forth on Schedule 5.1(i) or to be adopted after the date hereof and described with reasonable particularity on
Schedule 5.1(i), (ii) enter into any option, employment, deferred compensation or other similar agreement or any change of control or severance agreement
(or enter into any amendment to any such existing agreement) with any officer, director or employee of the Company or any of its Subsidiaries, (iii) accelerate, amend or change the period of exercisability of options or restricted stock granted to any officer, director or employee of the Company or any of its Subsidiaries or, except as contemplated by Section 1.5, authorize cash payments in exchange for any options granted to any such persons, (iv) increase, accelerate the timing of, or otherwise amend the benefits payable under any existing severance or termination pay policies or agreements, (v) enter into any collective bargaining agreement except in the ordinary course of business, (vi) amend the terms of the Plans or adopt any new employee benefit plans other than plans to be adopted after the date hereof described with reasonable particularity on Schedule 5.1(i), or (vii) pay, or provide for, any increase in compensation, bonus, or other benefits payable to employees of the Company or any of its Subsidiaries, except for
(A) normal merit and cost of living increases not material in amount, and
(B) except as required by the terms of contracts or agreements or collective bargaining obligations in effect on the date hereof or as necessary to comply with any applicable law;

            (j) the Company will not, and will not permit any of its Subsidiaries to, take or agree or commit to take any action that would make any representation and warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

            (k) the Company will not, and will not permit any of its Subsidiaries to, make or agree to make any material capital expenditure except in accordance with the Company's capital expenditure plan for the fiscal year 2000, a true, correct and complete copy of which has been delivered to Merger Sub;

            (l) the Company will not, and will not permit any of its Subsidiaries to, change any accounting principles or practices except as required by any change in applicable accounting standards;

            (m) except as required by law, the Company will not, and will not permit any of its Subsidiaries to, pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), material to the Company and its Subsidiaries, taken as a whole, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in the Financial Statements (or the notes thereto) or incurred thereafter in the ordinary course of business consistent with past practice, or waive any material benefits of, or agree to modify in any material respect, any confidentiality, standstill, non-solicitation or similar agreement to which the Company or any Subsidiary is a party; and

            (n) the Company will not, and will not permit any of its Subsidiaries to, authorize, recommend, propose or announce an intention to do any of the foregoing actions proscribed by this Section 6.1, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing actions.

      SECTION 5.2       Stockholder Meeting; Proxy Material.

            (a) The Company shall cause the Special Meeting of its stockholders to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders, shall not withdraw or modify such recommendation and shall take all lawful action to solicit such approval; provided that the Board of Directors of the Company may fail to make or may withdraw or modify such recommendation, but only to the extent that the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law. In connection with any Company Stockholder Meeting, the Company will (a) as soon as practicable prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable the Proxy Statement and all other proxy materials for such meeting, (b) use its reasonable best efforts to obtain the necessary approvals by its stockholders of this Agreement and the transactions contemplated hereby, and (c) otherwise comply in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations of the SEC thereunder applicable to the Proxy Statement and the solicitation of proxies for the Special Meeting (including any requirement to amend or supplement the Proxy Statement). The Proxy Statement shall include the recommendation of the Company's Board of Directors in favor of the Merger, unless otherwise required by the fiduciary duties of the directors under applicable law as contemplated hereby.

            (b) The Proxy Statement shall not be filed and no amendment or supplement to the Proxy Statement shall be made by the Company without reasonable advance consultation with Merger Sub and its counsel. The Company shall advise Merger Sub of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

      SECTION 5.3 Schedule 13E-3. If, in the opinion of the Company's counsel after consultation with counsel to Merger Sub, the filing with the SEC of a Transaction statement on Schedule 13E-3 (the "Schedule 13E-3") in connection with the Merger is required by Rule 13e-3 under the Exchange Act, the Company shall file the Schedule 13E-3 with the SEC at the time of filing of the Proxy Statement. If the Schedule 13E-3 is filed, at the time of any amendment to the Proxy Statement, the parties shall cause to be filed with the SEC an appropriate amendment to the Schedule 13E-3.

      SECTION 5.4       Acquisition Proposals.

            (a) The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase or sale of all or any significant portion of the assets or more than 15% of the common stock of, it or any of its Subsidiaries, or (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of capital stock of it or any of its Subsidiaries (any such proposal or offer (other than a proposal or offer made by Merger Sub or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, endorse an Acquisition Proposal, grant any waiver or release under any standstill or similar agreement with respect to any capital stock of the Company or any of its Subsidiaries, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition Proposal. Notwithstanding the foregoing, the Company or its Board of Directors shall be permitted to
(A) to the extent applicable, comply with Rule l4d-9 and Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal,
(B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or withdraw or modify in any adverse manner its recommendation referred to in Section 3.26 hereof or (C) engage in any discussions or negotiations with, or provide (subject to an appropriate confidentiality agreement which shall not be less favorable to the Company in any material respect than the Confidentiality Agreement (as defined herein) and a copy of which shall be provided to Merger
Sub) any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (x) the Board of Directors of the Company shall have concluded in good faith after consultation with outside counsel that such action is required to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under applicable law and (y) the Board of Directors of the Company shall have concluded in good faith after consultation with its legal and financial advisors that such Acquisition Proposal (1) would, if accepted, result in a transaction that is more favorable to the Company's stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement and (2) is reasonably likely to be completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal (an Acquisition Proposal meeting the requirements of clauses (1) and (2) being referred to herein as a "Superior Proposal," provided that for purposes of this definition the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4 except that the reference to "15%" in the definition of "Acquisition Proposal" shall each be deemed to be a reference to "50%"); provided, however, that the Board of Directors shall not take any of the foregoing actions referred to in clauses
(A) through (C) until after giving 24 hours written notice to Merger Sub with respect to its intent to take any such action and informing Merger Sub of the terms and conditions of such proposal and the person making it. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 5.4 of the obligations undertaken in this Section 5.4.

            (b) The Company and its Subsidiaries shall (i) promptly notify Merger Sub of the terms of any written proposal which it may receive in respect of any such Acquisition Proposal, including, without limitation, the identity of the prospective purchaser or soliciting party and (ii) provide Merger Sub with a copy of any such Acquisition Proposal, if written. The Company shall keep Merger Sub reasonably informed of the status of any such Acquisition Proposal.

      SECTION 5.5 Access to Information. From the date hereof until the Effective Time, upon reasonable notice the Company will (and will cause each of its Subsidiaries to) give Merger Sub, its counsel, financial advisors, auditors and other authorized representatives and the financial institutions (and their counsel and representatives) providing or proposed to provide financing in connection with this Agreement and the transactions contemplated hereby full access during normal business hours to its offices, properties, books and records, will allow them to inspect and make copies of contracts, books and records and all other documents and information that they may reasonably request related to the operations and business of the Company and its Subsidiaries, will (and will cause each of its Subsidiaries to) furnish to them such financial and operating data and other information as they may reasonably request, will allow them to meet with designated personnel of the Company or its Subsidiaries and/or their representatives, and will instruct its employees, counsel, financial advisors and accountants to cooperate with them in their investigation of the business of the Company and its Subsidiaries; provided, however, that no investigation pursuant to this
Section 5.5 shall affect or be deemed to modify any representation or warranty given by the Company to Merger Sub hereunder. Unless otherwise required by law, Merger Sub and its counsel, financial advisors, auditors and other authorized representatives and the financial institutions (and their counsel and representatives) shall hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement. The Company shall promptly deliver to Merger Sub correct and complete copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

      SECTION 5.6 Tax Elections. With respect to Taxes, without the prior consent of Merger Sub (which consent shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall make, revoke or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Return, enter into any closing agreement, settle a Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission could have the effect of materially increasing the consolidated Tax liability of the Company. Upon the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill forcollection of any Tax or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination of any Tax, to the extent such matter could have the effect of materially increasing the Tax liability of the Company, the Company shall provide prompt notice to Merger Sub of such matter setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to such matter.

      SECTION 5.7 Benefit Plans. Except as disclosed in Section 5.7 to the Disclosure Schedule or as otherwise contemplated by this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, the Company agrees as to itself and its Subsidiaries that it will not, without the prior written consent of Merger Sub enter into, adopt, amend (except as may be required by law) or terminate any of the Plans or any other employee benefit plan or any agreement, arrangement, plan or policy between the Company or any of its Subsidiaries and one or more of their respective current or former employees, directors or officers.

      SECTION 5.8 Company Cooperation. The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all cooperation reasonably necessary in connection with the arrangement of any financing to be consummated contemporaneous with the Closing in respect of the transactions contemplated by this Agreement, including, without limitation, (i) participation in meetings, due diligence sessions and road shows and (ii) reasonable ssistance in connection with Merger Sub's or its banks', underwriters', placement agents' or other representatives' preparation of offering memoranda, private placement memoranda, prospectuses and similar documents. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of Merger Sub, to call for prepayment or redemption, or to prepay, redeem, defease and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that any such prepayment or redemption shall be conditioned upon and shall not actually be required to be made until at or after the Effective Time.

      SECTION 5.9 Notice of Certain Events. The Company shall promptly notify Merger Sub of:

            (a) any written notice or other written communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

            (b) any written notice or other written communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

            (c) any claim, action, suit, investigation or proceeding commenced or, to its knowledge threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.12 or which relate to the consummation of the transactions contemplated by this Agreement;

            (d)   any Material Adverse Change; and

            (e) the breach by the Company of any representation or warranty contained herein that is qualified as to materiality, or a material breach of any representation or warranty contained herein that is not so qualified.

      SECTION 5.10 Resignation of Directors. At the Closing, the Company shall deliver to Merger Sub evidence satisfactory to Merger Sub of the resignation of all directors of the Company, effective at the Effective Time.

      SECTION 5.11 Financial Statements, Etc. Within 30 days after the end of each calendar month, the Company and its Subsidiaries shall provide Merger Sub with the interim consolidated financial statements relating to such calendar month. Such interim financial statements shall (a) be in accordance with the books and records of the Company and its Subsidiaries, (b) be prepared in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby (except for the absence of footnotes) and present fairly and accurately in accordance with United States generally accepted accounting principles the assets, liabilities (including, without limitation, all reserves) and financial condition of the Company and its Subsidiaries as of the respective dates thereof and the results of operations, stockholders' equity and cash flows for the periods covered thereby.

      SECTION 5.12      Debt Offers.

            (a) The Company shall, within 20 days of receiving any request by Merger Sub to do so (but in no event earlier than 45 calendar days prior to the date fixed by the Company for the holding of the Special Meeting of its stockholders contemplated by Section 5.2 hereof), commence offers to purchase, accompanied by related solicitations of consent regarding covenant amendments, all of the Company's outstanding 4 3/4% Notes and the Company's outstanding
7 3/4% Senior Subordinated Notes, due 2006 (the "7 3/4% Notes" and collectively with the 4 3/4% Notes, the "Notes") on such customary terms and conditions as are acceptable to Merger Sub, in the exercise of its judgment in making debt tender offers on commercially reasonable terms to the holders of the Notes (the "Debt Offers"). The Company shall waive any of the conditions to the Debt Offers and make any other changes in the terms and conditions of the Debt Offers as may be requested by Merger Sub, and the Company shall not, without Merger Sub's prior consent, waive any material condition to the Debt Offers or make any other material changes in the terms and conditions of the Debt Offers. Notwithstanding the immediately preceding sentence, Merger Sub shall not request that the Company make any change to the terms and conditions of the Debt Offers that (i) decreases the price per Senior Note payable in the Debt Offers or imposes conditions to the Debt
Offers or (ii) eliminates, changes, or waives the condition to the Debt
Offers that the Closing shall have occurred. The Company covenants and agrees that, subject to the terms and conditions in the Debt Offers, it will accept for payment and pay for the Notes as soon as reasonably practicable after such conditions to the Debt Offers are satisfied and it is permitted to do so under applicable law, provided that the Company shall use reasonable bestefforts to coordinate the timing of any such purchases with Merger Sub in order to obtain the greatest participation in the Debt Offers.

            (b) Promptly following the date of this Agreement, the Company shall prepare, subject to advice and comments of Merger Sub, an offer to purchase for each of the issues of Notes and forms of the related letters of transmittal and summary advertisement, as well as all other information and exhibits (collectively, the "Offer Documents"). All mailings to the holders of Notes in connection with the Debt Offers shall be subject to the prior review, comment and approval of Merger Sub. The Company will use its commercially reasonable efforts to cause the Offer Documents to be mailed to the holders of the Notes as promptly as practicable following receipt of the request from Merger Sub under paragraph (a) above to do so. The Company agrees promptly to correct any information in the Offer Documents that shall be or have become false or misleading in any material respect.

ARTICLE VI

COVENANTS OF MERGER SUB

      SECTION 6.1       Indemnification.

            (a) All rights to indemnification and permitted limitations of liability for monetary damages existing in favor of the present or former directors and officers of the Company or any of its Subsidiaries as provided in the Company's certificate of incorporation or by-laws or pursuant to any agreements previously disclosed by the Company to Merger Sub in writing, or the certificate of incorporation, by-laws or similar constitutive documents of any Subsidiary of the Company as in effect as of the date hereof, with respect to matters occurring prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) shall survive the

Merger and shall continue in full force and effect (to the extent consistent with applicable law) for a period of not less than six years after the effective Time. For not less than six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former directors and officers of the Company and its Subsidiaries against all losses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including without limitation the transactions contemplated by this Agreement) to the full extent provided by the Company's certificate of incorporation or by-laws as in effect on the date hereof. In the event any claim or claims (a "Claim or Claims") are asserted or made pursuant to the preceding sentence within such six-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until final disposition of any and all such Claim or Claims. Without limiting the foregoing, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance reasonable expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law; provided, however, that the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

            (b) Merger Sub shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company, or to the extent such coverage is not obtainable at the per annum cost presently in effect, Merger Sub shall purchase such coverage (on terms with respect to coverage and amount no less favorable to such officers and directors than those of such policies in effect on the date hereof) as may be obtained having a cost per annum not to exceed 200% of the current annual premium paid by the Company with respect to such current policies (and provided, further, that Merger Sub may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to such officers and directors so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time; provided, however, that, if any Claim or Claims are asserted or made within such six year period, such insurance shall be continued in respect of such Claim or Claims until final disposition of such Claim or Claims.

            (c) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into another person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 6.1.

            (d) This Section 6.1 is intended to be for the benefit of, and shall be enforceable, by the indemnified parties, their heirs and personal representatives, and shall be binding on the Surviving Corporation and its successors and assigns.

      SECTION 6.2       Employee Benefits.     For a period of two years
following the Effective Time, Merger Sub shall cause the Surviving Corporation to maintain employee benefit plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements and change in control and severance plans) that are no less favorable in the aggregate than the Plans (except stock option, restricted stock, stock purchase or other equity based programs, plans and arrangements and change in control and severance plans) in effect on the date of this Agreement.

      SECTION 6.3 Matters Relating to the Bank Commitment Letter. In connection with the negotiation of the definitive financing agreements contemplated by the Commitment Letter regarding the Financing (the "Definitive Financing Agreements") (i) Merger Sub shall keep the Company reasonably informed of the ongoing status of any such negotiations, and (ii) Merger Sub shall conduct any such negotiations in good faith. Merger Sub shall use its commercially reasonable efforts to effect the closing of the Financing on the terms set forth in the Commitment Letter as soon as reasonably practicable and in any event on or before the expiration of the Effective Date. Merger Sub shall not materially amend in a manner adverse to the Company or voluntarily terminate the Commitment Letter or the Equity Letters without the Company's prior written consent.


ARTICLE VII

COVENANTS OF MERGER SUB AND THE COMPANY

      SECTION 7.1 Reasonable Best Efforts. Subject to terms and conditions of this Agreement, each party will use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

      SECTION 7.2       Certain Filings.

            (a) Subject to the terms and conditions of this Agreement (including but not limited to Section 7.2(b) below), the Company and Merger Sub shall consult and cooperate with one another (i) in connection with the preparation of the Proxy Statement and, if applicable, the Schedule 13E-3,
(ii) in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and, if applicable, the Schedule 13E-3 and seeking timely to obtain any such actions, consents, approvals or waivers.

            (b) Each of the Company and Merger Sub will make as promptly as practicable all filings necessary under the HSR Act and other applicable federal, state, local and foreign antitrust, competition and other similar laws (collectively, the "Antitrust Laws") in order to obtain any required regulatory approvals, clearance or expirations of waiting periods in connection with the transactions contemplated by this Agreement. Subject to the limitations contained in the last sentence of this Section 7.2(b), each of the Company and Merger Sub shall use its reasonable best efforts to resolve such objections, if any, as any governmental or regulatory authorities with jurisdiction over the enforcement of any Antitrust Laws may assert with respect to the Merger under any such Antitrust Laws. The parties shall consult with each other when dealing with such authorities and before submitting any application or other written communication to any such authority.

      SECTION 7.3 Public Announcements. Merger Sub and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange or any organization providing stock quotations, will not issue any such press release or make any such public statement prior to such consultation. The initial press release announcing the execution of this Agreement shall be made jointly by Merger Sub and the Company promptly after the execution hereof.

      SECTION 7.4 Further Assurances. Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or contemplated hereby, including, without limitation, the Merger. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company and Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VIII

CONDITIONS TO THE MERGER

      SECTION 8.1 Conditions to the Obligations of Each Party. The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing
Date:

            (a) this Agreement shall have been adopted by the stockholders of the Company in accordance with applicable law;

            (b) all necessary waiting periods applicable to the Merger under the HSR Act and similar antitrust laws shall have expired or been earlier terminated;

            (c) no court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits, restrains or makes illegal consummation of the transactions contemplated by this Agreement; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used reasonable best efforts to lift or remove such order, injunction, restraint or prohibition; and

            (d) all consents, approvals and licenses of any state, federal or foreign governmental or other regulatory body required in connection with the execution, delivery, and performance of this Agreement and for the Surviving Corporation to conduct the business of the Company in substantially the manner now conducted, shall have been obtained, unless the failure to obtain such consents, authorizations, orders or approvals would not have a Material Adverse Effect after giving effect to the transactions contemplated by this Agreement (including the Financing);

      SECTION 8.2 Conditions to the Obligations of Merger Sub. The obligations of Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions on or prior to the Closing Date:

            (a) no governmental or regulatory authority shall have instituted any claim, action, suit, investigation or proceeding for the purpose of enjoining or preventing the transactions contemplated hereby, or which could reasonably be expected to result in a Material Adverse Effect.

            (b) all of the representations and warranties of the Company set forth herein that are qualified as to materiality shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date), and Merger Sub shall have received a certificate to such effect signed by the President or a Vice President of the Company;

            (c) the Company shall have performed in all material respects all obligations arising under the agreements and covenants required hereby to be performed by it prior to or on the Closing Date, and Merger Sub shall have received a certificate to such effect signed by the President or a Vice President of the Company;

            (d) since February 29, 2000, there shall not have been any Material Adverse Change; and

            (e) the funding contemplated by the Financing Letters shall have been obtained.

      SECTION 8.3 Condition to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the condition on or prior to the Closing Date that (i) all of the representations and warranties of Merger Sub set forth herein that are qualified as to materiality shall be true and correct, and all of the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case on and as of the Effective Time and at all times prior to the Effective Time (except to the extent such representations and warranties are made as of a specific date, in which case such representations and warranties shall be true and correct, or true and correct in all material respects, as the case may be, as of such date), (ii) Merger Sub shall have performed in all material respects all obligations arising under the agreements and covenants required to be performed by it prior to or on the Closing Date and (iii) the Company shall have received certificates to such effect signed by the President or a Vice President of Merger Sub.

ARTICLE IX

TERMINATION

      SECTION 9.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time
(notwithstanding any approval of this Agreement by the stockholders of the Company):

            (a) by mutual written consent of the Company and Merger Sub at any time;

            (b)   by either the Company or Merger Sub:

                  (i) if the Closing shall not have occurred on or before November 30, 2000; or

                  (ii) if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and non-appealable; or

                  (iii) if, at a duly held stockholders meeting of the Company or any adjournment thereof at which this Agreement and the Merger is voted upon, the requisite stockholder adoption and approval shall not have been obtained;

            (c)   by the Company:

                  (i) if, prior to the Effective Time, the representations and warranties of Merger Sub set forth in this Agreement which are not qualified by "materiality" or "material adverse effect" shall not be true in any material respect, and the representations and warranties that are qualified by "materiality" or "material adverse effect" shall not be true in any respect, at any time after the date hereof (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or Merger Sub shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied, the breach or failure to perform is not remedied within 15 days after the Company has furnished Merger Sub with written notice of such breach or failure to perform; or

                  (ii) if, prior to the Effective Time, the Board of Directors of the Company shall approve a Superior Proposal; provided, however, that (x) the Company shall have complied with Section 5.4, and (y) prior to any such termination, the Company shall, and shall cause its financial and legal advisors to, negotiate in good faith for a period of at least three (3) days with Merger Sub to make such adjustments in the terms and conditions of this Agreement as would enable Merger Sub to proceed with the transactions contemplated hereby; provided, however, that it shall be a condition to termination by the Company pursuant to this Section 9.1(c)(ii) that the Company shall have made the payment of the Termination Fee to Merger Sub required by Section 9.3.

            (d)   by Merger Sub:

                  (i) if the Company shall have materially breached any of its obligations under Section 5.4 hereof;

                  (ii)  if the Board of Directors of the Company shall have
(A) withdrawn or modified or amended, in a manner adverse to Merger Sub, its approval or recommendation of this Agreement and the Merger or its recommendation that stockholders of the Company adopt and approve this Agreement and the Merger, (B) approved, recommended or endorsed an Acquisition Proposal (including a tender or exchange offer for Company Common Stock); or
(C) resolved to do any of the foregoing; or

                  (iii) if, prior to the Effective Time, the representations and warranties of the Company set forth in this Agreement which are not qualified by "materiality" or "Material Adverse Effect" shall not be true in any material respect, and the representations and warranties that are qualified by "materiality" or "Material Adverse Effect" shall not be true in any respect, at any time after the date hereof (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate as of such date or with respect to such period), or the Company shall have breached or failed to perform or comply in any material respect with any obligation, agreement or covenant required by this Agreement to be performed or complied with by it, and, with respect to any such breach or failure to perform that is reasonably capable of being remedied, the breach or failure to perform is not remedied within 15 days after Merger Sub has furnished the Company with written notice of such breach or failure to perform.

      SECTION 9.2 Effect of Termination. If this Agreement is terminated pursuant to Section 9.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto (unless such termination is the result of deliberate breach of this Agreement by such party); provided, however, that this Section 9.2, Section 9.3 and Article X of this Agreement shall survive the termination hereof.

      SECTION 9.3       Fees, Expenses and Other Payments.

            (a) In the event that this Agreement is terminated by the Company pursuant to Section 9.1(c)(ii) hereof or by Merger Sub pursuant to
Section 9.1(d)(i) or Section 9.1(d)(ii) hereof, or by Merger Sub pursuant to Section 9.1(d)(iii) hereof solely on the basis of the Company's breach of any obligation, agreement or covenant required by this Agreement to be performed by the Company but only if such breach arises out of the bad faith or willful misconduct of the Company, the Company shall pay to Merger Sub by certified check or wire transfer to an account designated by Merger Sub, immediately following receipt of a request therefor, an amount equal to $30,000,000 (the "Termination Fee"). In addition, the Company shall pay in cash to Merger Sub the Termination Fee if this Agreement is terminated (A) by the Company or Merger Sub pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) at any time after an Acquisition Proposal has been made by a third party (such third party, together with its affiliates and other Persons acting in concert with such third party are hereafter referred to as a "Third Party Acquirer"), which Acquisition Proposal has been publicly disclosed prior to the termination of this Agreement and, within one year after such a termination, the Company enters into a definitive agreement with respect to, or consummates (i) a merger, consolidation or other business combination with any such Third Party Acquirer (or another party who makes an Acquisition Proposal at a time when the Company is in discussions with any such Third Party Acquirer (such other party, together with its affiliates and other Persons acting in concert with such other party are hereafter referred to as the "New Third Party Acquirer")), (ii) the sale or transfer to such Third Party Acquirer (or any New Third Party Acquirer) of, or the acquisition of beneficial ownership by such Third Party Acquirer (or any New Third Party Acquirer) of, 50% or more of the Company Voting Securities (as defined herein) or (iii) the sale or transfer of 50% or more (in market value) of the assets of the Company and its Subsidiaries, on a consolidated basis, to any such Third Party Acquirer (or any New Third Party Acquirer), upon which event the Termination Fee and Expenses shall become immediately payable in cash. For purposes of this Agreement, "Company Voting Securities" shall mean Company Common Stock or securities of similar interests, warrants, options or other rights to acquire Company Common Stock or securities convertible or exchangeable into shares of capital stock of the Company which entitles the holder to vote generally in the election of directors.

            (b) Upon termination of this Agreement by the Company pursuant to Section 9.1(b)(iii) hereof or Section 9.1(c)(ii) hereof or by Merger Sub pursuant to Section 9.1(b)(iii), Section 9.1(d)(i), Section 9.1(d)(ii) or
Section 9.1(d)(iii), the Company shall pay to Merger Sub, promptly upon receipt, but in no event later than two business days following receipt, of reasonable supporting documentation, all actual and reasonably documented out-of-pocket expenses incurred by or on behalf of Merger Sub in connection with or in anticipation of the Merger, this Agreement and the consummation of the transactionsn contemplated hereby (including, without limitation, the reasonable fees and expenses of their counsel and accountants and investment banking fees) and the arrangement of, obtaining the commitment to provide, or obtaining, the financing for the transactions contemplated by this Agreement (including any fees payable to the entities providing such financing and their respective counsel) in an amount not to exceed $6,000,000 (the "Expenses").

            (c) The Company acknowledges that the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 9.3, and, in order to obtain such payment, the Merger Sub commences a suit which results in a judgment against the Company for the fee or fees and expenses set forth in this Section 9.3, the Company shall also pay to Merger Sub its costs and expenses incurred in connection with such litigation.

ARTICLE X

MISCELLANEOUS

      SECTION 10.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

            (a)   if to Merger Sub, to:

                  MIV Acquisition Corporation
                  Park Avenue Tower
                  65 East 55th Street, Suite 2300
                  New York, NY  10022
                  Attention:  President
                  Facsimile:  (212) 891-2899

                  with a copy to:

                  Latham & Watkins
                  99 Bishopsgate, Eleventh Floor
                  London EC2M 3XF
                  England
                  Attention:  Michael S. Immordino, Esq.
                  Facsimile:  44-20-7374-4460

                  and

                  Latham & Watkins
                  885 Third Avenue, Suite 1000
                  New York, New York  10022-4802
                  Attention:  Richard M. Trobman, Esq.
                  Facsimile:  (212) 751-4864

            (b)   if to the Company, to:

                  Mark IV Industries, Inc.
                  501 John James Audubon Parkway
                  P.O. Box 810
                  Amherst, New York  14226-0810
                  Attention:  Sal H. Alfiero, Chairman of the Board
                              and Chief Executive Officer
                  Facsimile:  (716) 689-6098

                  with copies to:

                  Lippes, Silverstein, Mathias & Wexler LLP
                  700 Guaranty Building
                  28 Church Street
                  Buffalo, New York  14202-3950
                  Attention:  Gerald S. Lippes, Esq.
                  Facsimile:  (716) 853-5199

                              and

                  Stroock & Stroock & Lavan LLP
                  180 Maiden Lane
                  New York, New York  10038
                  Attention:  David L. Finkelman
                  Facsimile:  212-806-6006

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other party hereto. Each such notice, request or other communication shall be effective when delivered or received at the address or facsimile number specified in this Section.

      SECTION 10.2 Non-Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall expire at and not survive the Effective Time. This Section 10.2 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

      SECTION 10.3      Amendments; No Waivers.

            (a) This Agreement may be amended by the parties hereto, at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

      SECTION 10.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Merger Sub may transfer or assign, in whole or from time to time in part, to one or more of its affiliates, its rights under this Agreement.

      SECTION 10.5 Entire Agreement; Governing Law; No Third Party Beneficiaries. This Agreement (including any schedules hereto) and the confidentiality agreement between the Company and Merger Sub dated July 20, 2000 (the "Confidentiality Agreement"), (a) constitute the entire agreement with respect to the matters contemplated here and thereby, and (b) supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto. This Agreement is not intended to confer upon any person other than the parties here any rights or remedies hereunder.

      SECTION 10.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

      SECTION 10.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

      SECTION 10.8 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

      SECTION 10.9      Enforcement of the Agreement.     The parties hereto
agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 10.10 Knowledge. For the purposes of this Agreement, "to the knowledge of Company" or "the Company's knowledge" shall mean the actual knowledge after reasonable inquiry and review, Sal H. Alfiero, William P. Montague, Gerard S. Lippes and Mark G. Barberio.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.



                                        MARK IV INDUSTRIES, INC.



                                        By:   ______________________________
                                              Name: Sal H. Alfiero
                                              Title:Chairman of the Board and
                                                    Chief Executive Officer



                                        MIV ACQUISITION CORPORATION


                                        By:   ______________________________
                                              Name: Francesco Loredan
                                              Title:President